Date: 16 September 2004
Release Number: 2004–31

Intelsat to End Participation in Galaxy Satellite TV Holdings Limited

Pembroke, Bermuda, 16 September 2004 — Intelsat today announced that is has decided to end its 51% participation in Galaxy Satellite TV Holdings Limited of Hong Kong, whose subsidiary Galaxy Satellite Broadcasting Limited provides local and international pay-TV programming to the Hong Kong market.

Intelsat’s partner in the Galaxy business, TVB, will acquire Intelsat’s share in the joint venture and has agreed to release Intelsat from any future cash contributions. A related existing agreement for Intelsat’s in-kind contribution of satellite capacity on the IS-709 satellite will end on 31 March 2005. Intelsat’s financial results for the period ended 30 September 2004 will reflect a non-cash charge of approximately $30 million to write down the Galaxy investment.

“We continue to believe that Galaxy’s service offering represents an attractive alternative for pay-TV subscribers in Hong Kong,” said Conny Kullman, CEO of Intelsat. “Galaxy’s growth has been slower than anticipated, however, and it is not in Intelsat’s strategic interest to invest additional resources and management time on this business.”

About Intelsat

Building on 40 Years of Leadership. As a global communications leader with 40 years of experience, Intelsat helps service providers, broadcasters, corporations and governments deliver information and entertainment anywhere in the world, instantly, securely and reliably. Intelsat’s global reach and expanding solutions portfolio enable customers to enhance their communications networks, venture into new markets and grow their businesses with confidence. For more information, please go to www.intelsat.com.

Contact

Dianne VanBeber
dianne.vanbeber@intelsat.com
+1 202 944 7406

Allison Scuriatti
allison.scuriatti@intelsat.com
+1 202 944 7841

Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Detailed information about some of the known risks is included in Intelsat’s annual report on Form 20-F for the year ended December 31, 2003 on file with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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